CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION


                             ACCESSPOINT CORPORATION



         We the undersigned James W. Bentley and Tom M. Djokovich, President and Secretary, respectively, of Accesspoint Corporation do hereby certify:

         That the Board of Directors of said corporation, and the Shareholders of said corporation, at meetings duly convened and held on the 25th day of June, 1999, adopted a resolution to amend the original articles as follows:

1.       Article FOURTH is hereby amended to read as follows:

                  FOURTH. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have the authority to issue is Thirty Million (30,000,000) shares, which are divided into Twenty-Five Million (25,000,000) shares of Common Stock, par value one mil ($.001) per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, $.001 par value per share (the "Preferred Stock").

                  Preferred Stock. The Corporation may divide and issue Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from shares of other series of Preferred Stock. The Board of Directors of the Corporation is hereby expressly vested with the authority to divide the class of Preferred Stock into series and fix and determine by resolution the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Delaware in respect of the following:

                  (A) The number of shares to constitute such series, and the distinctive designations thereof;

                  (B) The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

                  (C) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                  (D) The amount payable upon shares in the event of voluntary and involuntary liquidation;


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                  (E)  Sinking  fund  or  other  provisions,  if  any,  for  the redemption or purchase of shares;

                  (F) The terms and conditions on which shares may be converted;

                  (G) Voting rights, if any; and

                  (H) Variations in the relative rights and preferences as between the series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized, any rights of Preferred Stock shareholders to receive dividends in the form of Common Stock or Preferred Stock, and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

2.       Article FOURTEENTH is hereby added to read as follows:

                  The authorized number of directors shall be such number as fixed by the Bylaws until changed by amendment of the Bylaws duly adopted as set forth in the Nevada revised Statutes. The directors shall be divided into two classes. The first class of directors shall consist of one-half of the total number or directors. The second class of directors shall consist of one-half of the total number of directors. If the total number of directors consists of an odd number, then each class of directors shall consist of a number of directors approximating as close as reasonably possible one-half of the total number of directors, as may be determined by the Bylaws. The term of office of the first class shall expire at the first, and the term of office of the second class shall expire at the second, annual meeting of shareholders held after the first election of directors in classes. At the first meeting of shareholders at which directors are elected after this Article Fourteenth becomes effective, directors shall be elected in classes as set forth herein, with the directors in each class to be determined as provided in connection with that election or if no provision is made in connection with the election, with the directors receiving the most votes serving the longest terms. Each director shall serve until the end of the term for which elected and until a successor has been elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more classes or series of outstanding preferred shares shall have the right, voting separately as a class or series, to elect one or more directors of the corporation, the terms of the director or directors elected by those holders shall expire at the next succeeding annual meeting of shareholders. This Article Fourteenth shall become effective when the corporation becomes a "listed corporation" within the meaning of California Corporations Code Section 301.5(d).

3.       Article FIFTEENTH is hereby added to read as follows:

                  "The   Corporation   hereby   eliminates   the  right  of  its
         shareholders  to


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         cumulate  their  voting  power  for the  election  of  directors.  This
         amendment  to  Article   Fifteenth  shall  become  effective  when  the
         corporation becomes a "listed corporation" within the meaning of California Corporations Code Section 301.5(d).


4.       Article SIXTEENTH is hereby added to read as follows:

                  "The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

                  (A) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws. Election of directors need not be by ballot unless the Bylaws so provide.

                  (B) The Board of Directors shall, to the fullest extent allowed pursuant to the Nevada Revised Statutes, have power without the assent or vote of the stockholders:

                           (i) To prepare and file any certificate of designation with regard to Preferred Stock, establishing the designation of any class or series, the number of the class or series and the voting powers, designations, preferences, limitations, restrictions and relative rights of any class or series of Preferred Stock;

                           (ii) To prepare and file any amendment to or of any certificate of designation pertaining to shares of a class or series of Preferred Stock which have been issued;

                           (iii) To make, alter, amend, change, add to or repeal the Bylaws of the Corporation;

                           (iv) To fix and vary the amount to be reserved for any proper purpose;

                           (vi) To determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends; and

                           (vii) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.


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                  (C) The directors in their  discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the Nevada Revised Statutes as amended from time to time, and any contract or act that shall be so approved or be so ratified by the vote of the holders of
                  a  majority  of  the  stock  of  the   corporation   which  is
                  represented in person or by proxy at such meeting, (or by written consent whether received directly or through a proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved, ratified, or consented to by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

                  (D) In addition to the powers and authorities stated herein above, or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the Nevada Revised Statutes, of these Articles of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.


         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation as of June 25, 1999, was 14,160,000; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                                       By: /s/ James W. Bentley
                                                       -------------------------
                                                       James W. Bentley,
                                                       President


                                                       By: /s/ Tom M. Djokovich
                                                       -------------------------
                                                       Tom M. Djokovich,
                                                       Secretary


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State of California        )
                           ) ss.
County of Orange           )


On July 30, 1999, before me, MaryAnn Bentley, personally appeared Tom M. Djokovich and James W. Bentley, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.


By: /s/ MaryAnn Bentley
------------------------------------
MaryAnn Bentley,
Notary Public













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